                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
               THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

    Filed by the Registrant [ ] Filed by a party other than the Registrant [ ]

    Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Section 240.14a-12

                                The Buckle, Inc.
  ----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

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


                                THE BUCKLE, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 31, 2001




To Our Stockholders:

The Annual Meeting of Stockholders of The Buckle, Inc. will be held at the Ockinga Center on the University of Nebraska-Kearney campus, Kearney, Nebraska, on Thursday, May 31, 2001 at 10:00 A.M., for the following purposes:

        1. To elect a Board of Directors. The Board of Directors intends to nominate the following persons, each of whom currently serves as a Board member: Daniel J. Hirschfeld, Dennis H. Nelson, Karen B. Rhoads, Robert E. Campbell, William D. Orr, Ralph M. Tysdal, Bill
             L. Fairfield, Bruce L. Hoberman and David A. Roehr.
        2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for fiscal year ending February 2, 2002.
        3.   To approve an amendment to the 1997 Executive Stock Option Plan.
        4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 26, 2001, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

A copy of the Company's annual report is being mailed with this proxy statement to stockholders entitled to notice of this meeting.

By Order of the Board of Directors,



/s/ Kyle L. Hanson
-----------------------------------
Kyle L. Hanson, Secretary


April 26, 2001



 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND RETURN THE
        ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                THE BUCKLE, INC.
                              2407 West 24th Street
                                Kearney, NE 68845


                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 31, 2001

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Buckle, Inc. ("the Company") for use at the Annual Meeting of Shareholders of the Company to be held May 31, 2001, or at any adjournments of said meeting (the "Meeting"). The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

          The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, by telegram or by telephone. Copies of the Proxy Statement and proxy form will be first provided to shareholders on April 27, 2001.

                               VOTING INFORMATION

          As of March 26, 2001, the Company has outstanding 20,518,647 shares of Common Stock. Each share of Common Stock is entitled to one vote. Only holders of Common Stock of record on March 26, 2001 will be entitled to vote at the Annual Meeting of Shareholders. A holder of Common Stock is entitled to cumulate his or her votes in the election of directors and may give one or more candidates as many votes as the number of directors to be elected multiplied by the total number of shares owned by such shareholder. Under Nebraska law there are no conditions precedent to the exercise of cumulative voting rights. On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

          Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders
----------------------

         As of March 26, 2001, the Common Stock was held of record by 438 shareholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, and by all executive officers and directors as a group, as of March 26, 2001. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock assuming the exercise of all outstanding Options, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.


Name of Beneficial Owner                                            Shares of Common Stock
-----------------------------------------------------------------------------------------------------
                                     Sole Voting and      Shared Voting and      Right to
                                    Investment Power     Investment Power (1)  Acquire (2)   Percent
                                    ----------------     --------------------  -----------   -------

Daniel J. Hirschfeld                  13,350,000                     0                   0   66.06%
Dennis H. Nelson                         193,458                33,266           1,603,300    8.13%
Karen B. Rhoads                           13,612                   446             187,635    *
Bill L. Fairfield                              0                     0               3,150    *
Robert E. Campbell                         2,500                     0               4,350    *
William D. Orr                             1,500                     0               4,350    *
Ralph M. Tysdal                            5,000                     0               4,350    *
Bruce L. Hoberman                              0                     0                  75    *
David A. Roehr                                 0                     0                  75    *
All executive officers and
  directors as a group (11)           13,707,748                46,458           1,981,178   69.94%


*  Less than 1%
(1) These amounts include shares owned within participants' 401(k) accounts for which the voting power is held by The Chicago Trust Co. Share amounts include Dennis H. Nelson with 1,466 and all executive officers as a group with 8,970.
(2) These amounts represent shares as to which the named individual has the right to acquire through exercise of options which are exercisable within the next 60 days.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Directors will be elected at the May 31, 2001 Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified. The By-laws of the Company provide that nine directors are to be elected.

         The Board of Directors recommends the election of the nine nominees listed below. In the absence of instructions to the contrary, shares represented by the Proxy will be voted for the election of all such nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

         DANIEL J. HIRSCHFELD, AGE 59. Mr. Hirschfeld is Chairman of the Board of the Company. He has served as Chairman of the Board since April 19, 1991. Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer. Mr. Hirschfeld has been involved in all aspects of the Company's business, including the development of the Company's management information systems.

         DENNIS H. NELSON, AGE 51. Mr. Nelson is the President and Chief Executive Officer and a Director of the Company. He has served as President and Director since April 19, 1991. Mr. Nelson was elected as Chief Executive Officer by the Board of Directors on March 17, 1997. Mr. Nelson began his career with the Company in 1970 as a part-time salesman while he was attending Kearney State College (now the University of Nebraska - Kearney). While attending college, he became involved in merchandising and sales supervision for the Company. Upon graduation from college in 1973 Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company's operations since that date. Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions.

         KAREN B. RHOADS, AGE 42. Ms. Rhoads is the Vice-President - Finance and a Director of the Company, and is the Chief Financial Officer. Ms. Rhoads was elected a Director on April 19, 1991. She worked in the corporate offices during college, and later worked part-time on the sales floor. Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client. She has been employed with the Company since November, 1987.

          ROBERT E. CAMPBELL, AGE 58. Mr. Campbell has been a Director of the Company since July 1, 1991. Since 1985, Mr. Campbell has served as Chairman and Chief Executive Officer, and currently also President, of Miller & Paine, a company which owns and manages office and retail properties in Lincoln, Nebraska. Before 1988, Miller & Paine owned and operated department stores in Lincoln and Grand Island, Nebraska, which were sold to Dillards Department Stores, Inc. Since September 1997 Mr. Campbell has also served as Development Officer for the Madonna Foundation, which supports the Madonna Rehabilitation Hospital in Lincoln, Nebraska.

         WILLIAM D. ORR, AGE 66. Mr. Orr has been a Director of the Company since July 1, 1991. He retired in 1997 from Woodmen Accident & Life Company, an insurance company in Lincoln, Nebraska where he had served as Senior Vice President, Agency and Marketing Operations since 1987. Mr. Orr also is a member of the Board of Directors of Woodmen, and had worked for Woodmen since 1960.

         RALPH M. TYSDAL, AGE 63. Mr. Tysdal has served as a Director of the Company since July 1, 1991. Mr. Tysdal owns and operates McDonald's restaurants in Broken Bow, North Platte and Ogallala, Nebraska. He began his McDonald's ownership in 1978.

         BILL L. FAIRFIELD, AGE 54. Mr. Fairfield has served as a Director of the Company since May 30, 1996. Mr. Fairfield is currently the Chairman of DreamField Capital Ventures, LLC, a new company focused on economic development of the Mid-Plains region through management services and venture capital assistance. From 1991 until October 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991 Mr. Fairfield was CEO of Valcom, the predecessor company to Inacom Corp.

         BRUCE L. HOBERMAN, AGE 54. Mr. Hoberman has served as a Director of the Company since June 2, 2000. He is currently a member of the MSI Board of Directors and is working as an independent consultant. Mr. Hoberman was the Founder and President of Homer's, Inc., a retail chain and distribution company, based in Omaha, Nebraska, from 1971-1993.

         DAVID A. ROEHR, AGE 44. Mr. Roehr has served as a Director of the Company since September 18, 2000. Mr. Roehr is Vice President of Cabela's, Inc., the world's foremost outfitter of hunting, fishing, camping and outdoor gear, headquartered in Sidney, Nebraska. He has been employed by Cabela's since 1994. Mr. Roehr also serves as President or Vice President of various other Cabela's entities. Prior to Mr. Roehr's association with Cabela's, he served as a tax partner at Grant Thornton, LLP. in Lincoln, Nebraska where he practiced public accounting from 1981 - 1994.

         Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

Meetings and Committees of the Board
------------------------------------

          During fiscal 2000, six meetings of the Board of Directors, nine meetings of the Executive Committee, four meetings of the Compensation Committee and two meetings of the Audit Committee were held. No Director was absent from more than twenty-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he or she served. The Company has no nominating committee, but it does have the following standing committees:

           EXECUTIVE COMMITTEE. The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee establishes compensation for all non-officer employees of The Company. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson, and Karen B. Rhoads.

           AUDIT COMMITTEE. The Audit Committee meets with the Company's chief financial officer and independent accountants to review the scope of auditing procedures and the policies relating to internal accounting procedures and controls and to review the Company's public financial statements. The current members of such committee are William D. Orr, Robert E. Campbell, Bill L. Fairfield and Ralph M. Tysdal.

           COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding officer compensation. The Compensation Committee also administers the Company's 1991 Stock Incentive Plan, the Company's Non-Qualified Stock Option Plan and Agreement with Dennis Nelson, the Company's 1991 Non-Qualified Stock Option Plan, the Company's 1993 Executive Stock Option Plan, the Company's 1995 Executive Stock Option Plan, the 1995 Management Incentive Plan, the 1997 Executive Stock Options Plan, the 1997 Management Incentive Plan, the 1998 Management Incentive Plan, and the 1999 Management Incentive Plan. The current members of the Compensation Committee are Bill L. Fairfield, Robert E. Campbell, William D. Orr, Ralph M. Tysdal, Bruce L. Hoberman and David A. Roehr.

Director Compensation
---------------------

          For their services as Directors in fiscal 2000, the members of the Board of Directors who are not employees of the Company were paid $9,000 annually and $1,500 for each quarterly board meeting they attended, and $500 for each telephonic meeting held for the board or any committee thereof.

         In addition, each non-employee Director (defined as a Director of the Company who is not an officer or employee of the Company or any Subsidiary) is annually granted options to purchase shares of Common Stock of the Company. Options to purchase 3,000 shares will be granted to each non-employee Director on the first day of the Company's fiscal year, beginning in fiscal 2001. In addition, each non-employee Director is granted an option to purchase 300 shares on the date such Director is first elected to the Board of Directors of the Company. All options have a term of ten years from the date of grant and are exercisable 25 percent immediately, with an additional 25 percent being exercisable on each of the first three successive anniversaries of the date of the grant. The exercise price for each option is the fair market value of a share on the date of grant. Fair market value means the average of the highest and lowest quoted selling price of a share of Common stock as reported on New York Stock Exchange. There are no family relationships among any of the Directors or Officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

             Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 2000 have been complied with on a timely basis.


                                   PROPOSAL 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

         Subject to stockholder ratification, the Board of Directors has re-appointed the firm of Deloitte & Touche LLP, Certified Public Accountants, as independent auditors to audit the accounts of the Company for the fiscal year 2001. Deloitte & Touche LLP has served as the independent auditors of the Company since December, 1990.

         Management recommends that stockholders vote "FOR" such ratification. Unless contrary instructions are given, the proxies solicited by management will be voted "FOR" such ratification. Ratification will require affirmative vote of holders of a majority of the Common Stock present or in proxy, at the meeting.

Audit Fees
----------

         The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collective, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended February 3, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year were $59,675.

Financial Information Systems Design and Implementation Fees
------------------------------------------------------------

         The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended February 3, 2001 were $0.

All Other Fees
--------------

         The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended February 3, 2001 were $15,820.

         One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

                                   PROPOSAL 3

                        PROPOSAL TO APPROVE AMENDMENT TO
                      THE 1997 EXECUTIVE STOCK OPTION PLAN

         The Board of Directors of the Company has adopted, subject to shareholder approval, the following Amendment to the 1997 Executive Stock Option Plan (the "Executive Plan"):

         An increase in the number of shares of Common Stock authorized for issuance under the plan from 1,875,000 shares of Common Stock to 2,375,000 shares of Common Stock.

Description of the 1997 Executive Plan
--------------------------------------

         The 1997 Executive Plan is administered by the Compensation Committee of the Board of Directors, which Committee is composed of Directors who are not eligible to participate in the 1997 Executive Plan and who qualify as "non-employee directors" as contemplated by Rule 16(b)(3) adopted by the Securities and Exchange Commission and as "outside directors" under Section 162(m) of the Internal Revenue Code. The Compensation Committee has authority under the 1997 Executive Plan to grant awards of stock options or stock appreciation rights. Awards may be granted singly, in tandem or in combination, as the Compensation Committee determines. Awards of stock options granted under the 1997 Executive Plan will constitute non-qualified stock options under the Code. Non-employee Directors are not eligible to receive awards under the Executive Plan.

         A total of 1,875,000 shares of Common Stock are reserved for issuance under the 1997 Executive Plan. During the term of the 1997 Executive Plan no Participant may be granted options or stock appreciation rights for more than 750,000 shares, and, during any fiscal year, no Participant may be granted options or stock appreciation rights to more than 300,000 shares. Shares subject to the 1997 Executive Plan may be either authorized but unissued shares or treasury shares.

         The provisions governing the disposition of specific awards granted under the 1997 Executive Plan in the event of the retirement, disability, death or other termination of employment of the Participant, as well as the exercise period and exercise price of options, the restrictions and vesting requirements with respect to options and appreciation rights will be determined by the Compensation Committee at the time such awards are granted. The 1997 Executive Plan provides that the Compensation Committee can take certain actions to protect Participants' rights in the event of a change in control of the Company. The 1997 Executive Plan provides that the Committee may grant reload options in connection with an option grant under the Plan. If awarded in connection with a stock option, reload option rights would entitle the grantee of a stock option, upon exercise of that option through delivery or withholding of shares of Common Stock, to automatically be granted on the date of such exercise a new stock option (a "reload option") for that number of shares not greater than the number of shares delivered or withheld in payment of the option price of the original stock option, including shares delivered or withheld in payment of withholding taxes. The reload option would have an option price of not less than the fair market value of the Common Stock on its date of grant, an expiration date not later than the expiration date of the original stock option and other terms which are permissible for the grant of any other stock option under the 1997 Executive Plan.

         Options are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code.

         The Compensation Committee may amend or terminate the 1997 Executive Plan. However, no such amendment or termination may impair any option or stock appreciation rights previously granted under the Plan. Shareholder approval is required for any amendment (i) which must be approved by shareholders under applicable law or the rules of any stock exchange on which shares of the Common Stock are traded, or (ii) which must be approved by shareholders in order to maintain the qualifications of the 1997 Executive Plan under Section 162(m) of the Internal Revenue Code. The 1997 Executive Plan was effective December 26, 1997 and will terminate on the fifth anniversary of the date the Plan was approved by the Compensation Committee.

         Stock options granted pursuant to the 1997 Executive Plan will be taxed as non-qualified stock options. Generally, no income will be realized by the employee at the time the options or stock appreciation rights are granted. When the options are exercised, ordinary income in an amount equal to the excess of the fair market value of the shares over the option price will be realized. The holding period to determine whether at disposition any appreciation (or depreciation) after the options are exercised is treated as short-term or long-term capital gain or loss will begin on the date of exercise. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee in the year that such income becomes taxable. When stock appreciation rights are exercised, ordinary income in an amount equal to the amount paid to the employee pursuant to exercise of the stock appreciation right will be realized. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee in the year that such income becomes taxable.

REASON FOR AMENDMENT

         The Executive Plan currently provides that 1,875,000 shares are reserved for issuance upon the exercise of options. As of February 4, 2001, options covering 1,843,200 shares were outstanding and only 31,800 shares remained available for option grants. Therefore, in order to continue the current Executive Compensation Plan, it will also be necessary to increase the number of shares available for issuance. The Board of Directors recommends that an additional 500,000 shares of Common Stock be added to the Plan's reserve.

SHAREHOLDER ACTION

         The Board of Directors believes that the above-described Amendment to the Executive Plan is appropriate and consistent with the Company's objectives of attracting and retaining executives of outstanding competence and aligning their interests with those of the shareholders of the Company. Accordingly, the Board believes that approval of the Amendment is in the best interest of the Company and its shareholders.

         Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 EXECUTIVE STOCK OPTION PLAN.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation
----------------------------------------------

          The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's chief executive officer and each of the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (determined as of the end of the last fiscal year) for the fiscal years ended January 30, 1999, January 29, 2000 and February 3, 2001:

                                                SUMMARY COMPENSATION TABLE
         -------------------------------------------------------------------------------------------------------
                                                                               Long Term
                                                                              Compensation
                                                                      -----------------------------
                                         Annual Compensation                     Awards
         -------------------------------------------------------------------------------------------------------
         Name                                                           Restricted                 All Other
         and                                                              Stock                    Compen-
         Principal                                                        Awards       Options/    Sation
         Position            Year      Salary ($)    Bonus ($) (2)         ($)         SARs (#)    ($) (1)
         -------------------------------------------------------------------------------------------------------
         Dennis H.           2000      $650,000      $   617,500      $       0        103,500     $ 57,470
         Nelson              1999      $575,000      $   776,250      $  77,619        103,500     $ 86,130
         President           1998      $500,000      $ 1,598,300      $ 479,490        108,000     $ 10,000
         and CEO

         Scott M.            2000      $375,000      $   356,250      $       0         58,500     $ 26,923
         Porter              1999      $325,000      $   438,750      $  43,863         58,500     $ 39,824
         Vice President      1998      $250,000      $   908,125      $ 272,438         60,360     $ 10,000
         Men's Mdsg

         James E.            2000      $189,231      $   179,769      $       0         15,690     $ 18,313
         Shada               1999      $310,000      $   418,500      $  41,834         34,650     $ 34,117
         Vice President      1998      $225,000      $   820,945      $ 246,284         36,510     $ 10,000
         Sales

         Gary L.             2000      $270,000      $   256,500      $       0         34,650     $ 17,577
         Lalone              1999      $235,000      $   317,250      $  31,711         34,650     $ 29,205
         Vice President      1998      $200,000      $   726,500      $ 217,950         36,510     $ 10,000
         Sales

         Brett P.            2000      $184,000      $   101,200      $       0          25,200    $ 11,772
         Milkie              1999      $167,000      $   120,240      $  12,014          25,200    $ 13,594
         Vice President      1998      $150,000      $   268,805      $  80,642          27,060    $ 10,000
         Leasing
         -------------------------------------------------------------------------------------------------------

     (1)These amounts include the Company's matching contribution into the 401(k) profit sharing plan for the plan years ended January 31, 2001, 2000 and 1999. The Company matched 50% of the employees' deferrals for fiscal 2000 and 1999 and 100% of the employees' deferrals for fiscal 1998, not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations. For fiscal 2000 and 1999, these amounts also include the Company's matching contribution into The Buckle, Inc. Deferred Compensation Plan, covering executive officers.

        The Company matched 50% of the vice presidents' deferrals and 65% of the president's deferrals, not exceeding 6% of gross earnings.
     (2)The executive officers' bonuses for fiscal 2000 and fiscal 1999 were calculated based upon the Company's 1999 Management Incentive Plan, as approved at the 1999 Annual Meeting of Stockholders. (See "Report of the Compensation Committee") The executive officers' bonuses for fiscal 1998 were calculated based upon the Company's 1998 Management Incentive Plan, as approved at the 1998 Annual Meeting of Stockholders.


                      REPORT OF THE COMPENSATION COMMITTEE

         The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment and service being the principal competitive factors. In order to succeed, the Company believes that it must be able to attract and retain highly qualified executives. The Company emphasizes the promotion of store managers and other management personnel from within. The Company's compensation philosophy is that each team member in a position to make the Company grow should be rewarded more highly than other team members. Historically, this compensation philosophy has been reflected in the Company's policy of basing compensation of its key sales and merchandising employees primarily on performance bonuses.

         Compensation of the executive officers, including Mr. Nelson, who serves as President and Chief Executive Officer, is based in large part on the Company's profits (as defined) and therefore is closely tied to the performance of the Company. For fiscal 2000, the compensation program for executive officers consisted of:

         o        salary;
         o        annual cash bonus;
         o 401(k) plan, together with a supplemental non-qualified retirement plan to provide officers with a benefit more comparable to that being currently provided to other employees under the 401(k) plan;
         o        restricted stock; and
         o        stock options.

Cash bonuses, restricted stock and stock options were paid and granted in accordance with the 1999 Management Incentive Plan which was previously approved by the Shareholders.

         SALARY. Salaries for fiscal 2000 for the executive officers were set in January of 2000, and were increased over the salaries paid for fiscal 1999. The salary amounts are reported in the Summary Compensation Table on page 8.

Cash Awards.
-----------

         Each Participant in the Plan received a Cash Award calculated as a multiple of the Participant's Base Salary, in accordance with the 1999 Management Incentive Plan which was approved by the Stockholders of the Company in 1999 and which Plan is a three year plan, including fiscal 2000. The incentive multiple is phased-in over the life of the Plan and is based upon the Company's growth in Pre-Bonus Net Income over the previous year. The multiple is different for Level I and Level II Executives. The multiples are as follows:

                                               Multiple of Base Salary
                                               -----------------------
                                       LEVEL I                     LEVEL II

Change in Pre-Bonus Net           2000       2001              2000        2001
-----------------------           ----       ----              ----        ----
Income
------
>30% decrease                     0.00       0.00              0.00        0.00
 30% decrease                     0.00       0.00              0.00        0.00
 20% decrease                     0.65       0.00              0.45        0.00
 10% decrease                     0.95       0.70              0.55        0.40
 No Change                        1.25       1.10              0.70        0.65
>10% increase                     1.60       1.50              0.95        0.85
>20% increase                     2.00       1.80              1.15        1.075
>30% increase                     2.50       2.30              1.35        1.251
>40% increase                     2.90       2.70              1.60        1.50
>50% increase                     3.30       3.20              1.85        1.75


Messrs. Nelson, Porter, Shada and Lalone were designated Level I Executives; all other Participants have been designated Level II.

Restricted Stock.
----------------

         The Plan allows for shares of restricted Stock to be granted based upon a percentage of the Cash Award and the fair market value of the Company's stock on date of certification by the Compensation Committee of the amount of the Cash Award. Restricted Stock grants are based upon the following:


Change in Pre-Bonus Net Income                     Level I Executives          Level II Executives
------------------------------                     ------------------          -------------------

Any decrease                                             None                         none

No Change                                                 10%                          10%

10% increase                                              15%                          10%

20% increase                                              20%                          15%

30% increase and up                                       30%                          20%

Restricted Stock granted pursuant to this Plan will vest 20% per year over five years. Disposal of any vested shares of Restricted Stock will be prohibited for five years, subject to waiver in the event of death or disability. The effect on income of all Restricted Stock grants will be included in the calculation of Pre-Bonus Net Income. No shares of restricted stock were granted for the fiscal year ended February 3, 2001 based upon the above criteria.

Stock Options
-------------

         Options were granted pursuant to the 1997 Executive Stock Option Plan as of the last day of the fiscal year preceding the Plan Year for which the Options are granted. Options granted under the Plan vest according to the same terms as the 1997 Management Incentive Plan. Those terms include a performance feature whereby one-half of the Options granted will vest over three years if a 10% increase in Pre-Bonus Net Income is achieved, and the second one-half of the Options granted vest over three years if a 30% increase in Pre-Bonus Net Income is achieved. If the performance goals are not met the Options will ultimately vest after ten years. This Plan added an

"accelerator" feature for the Options so that vesting may occur sooner than the three or ten years when and if the market price of the Company's stock doubles from the fair market value of the stock at the date of the grant. All Options will also include a "reload" feature under this Plan.

                  Dennis H. Nelson                    103,500
                  Scott M. Porter                      58,500
                  James E. Shada                       15,690
                  Gary L. Lalone                       34,650
                  Brett P. Milkie                      25,200

         The Company did not achieve either performance goal for fiscal 2000, and thus all options granted to executive officers and others on January 28, 2000, will vest and become exercisable on December 28, 2009.

         The Compensation Committee has considered the application of the provision of the Internal Revenue Code which disallows a public company's deduction for top executive's compensation in the excess of $1,000,000. The Committee intends that all of the compensation payable to its executive officers be deductible for income tax purposes. The Committee believes that compensation payable pursuant to the 2000 Management Incentive Plan achieves this objective under current tax law.

         This report was submitted by the Compensation Committee, which is comprised of:

                  Bill L. Fairfield                  William D. Orr
                  Robert E. Campbell                 Ralph M. Tysdal
                  Bruce L. Hoberman                  David A. Roehr


                          REPORT OF THE AUDIT COMMITTEE

         The audit committee currently consists of four members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards.

         In March 2000, the Board adopted a charter for the audit committee, a copy of which is attached as Appendix A to this proxy statement. The charter specifies the scope of the audit committee's responsibilities and how it carries out those responsibilities.

         The audit committee has reviewed and discussed the Company's February 3, 2001 audited financial statements with management and with Deloitte & Touche LLP, the Company's independent public accountants. The audit committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

         The audit committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence from the Company. The audit committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

         Based on the review and discussion referred to above, the audit committee recommended to the Board that the February 3, 2001 audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 3, 2001 to be filed with the Securities and Exchange Commission.

         This report was submitted by the Audit Committee of the Board, which is comprised of:

Bill L. Fairfield, Chairman
Robert E. Campbell
William D. Orr
Ralph M. Tysdal

Option Grants in Last Fiscal Year

The following table provides information on option grants in fiscal 2000 to the named executive officers.


      -----------------------------------------------------------------------------------------------
                                                                                         Grant Date
                                         Individual Grants                                 Value
      -----------------------------------------------------------------------------------------------
                                           % of Total
                            Options/      Options/SARS       Exercise                      Grant
                              SARS         Granted to        or Base                        Date
                            Granted       Employees in        Price        Expiration     Present
             Name           (#) (1)     Fiscal year (2)       ($Sh)           Date       Value (3)
      -----------------------------------------------------------------------------------------------

      Dennis H.                103,500             20.67%        $16.375        1/28/10  $ 1,270,980
      Nelson

      Scott M.                  58,500             11.68%        $16.375        1/28/10  $   718,380
      Porter

      James E.                  15,690              3.13%        $16.375        1/28/10  $   192,673
      Shada

      Gary L.                   34,650              6.92%        $16.375        1/28/10  $   425,502
      Lalone

      Brett                     25,200              5.03%        $16.375        1/28/10  $   309,456
      Milkie

      -----------------------------------------------------------------------------------------------

      (1) The shares granted January 28, 2000 at $16.375 become fully vested as of December 28, 2009, or sooner if the fair market value of the Company's common stock doubles from the grant price, at any time prior to December 28, 2009.
      (2) The Company granted options totaling 500,675 during fiscal 2000.
      (3) As suggested by the Commission's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculations are based on a ten-year option term with an expected life of six years. Assumptions include: interest rate of 6%; annual dividend yield of 0%; and volatility of 60%.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
--------------------------------------------------------------------------
Values
------


         The following table provides information on option exercises in fiscal
2000 by the named executive officers and the value of such officers' unexercised options at February 3, 2001.

------------------------------------------------------------------------------------------------------------------
                                                             Number of                             Value of
                                                           Unexercised                         Unexercised
                                                               Options                         In-the Money
                     Shares          Value                   at FY-end                   Options  at FY-end
                                               -------------------------------------------------------------------
                   Acquired on     Realized
      Name        Exercise (#)        ($)        Exercisable    Unexercisable     Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------
Dennis H.
Nelson                         0            $0       1,602,550          461,250     $22,379,739          $427,973

Scott M.
Porter                   121,687      $492,230         197,895          304,965     $ 1,554,380          $241,898

James E.
Shada                     22,563       $72,292          68,045          165,875        $358,987           $64,713

Gary L.
Lalone                         0            $0          60,608          201,915        $275,908          $143,278

Brett P.
Milkie                         0            $0          43,845           88,065        $201,322          $104,202
------------------------------------------------------------------------------------------------------------------


Employment Agreements
---------------------

          The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time. Each fiscal year each executive officer signs an acknowledgment which contains the anticipated compensation arrangement for the employee for the current fiscal year, and acknowledges that the employee is an employee at will, and that the terms of the employment arrangement can be changed by the Company or terminated by either the Company or the officer at any time. Each executive officer listed in the summary compensation table above receives a salary plus a cash incentive based on pre-tax and pre-bonus income, restricted stock and stock options, as proposed in the 1999 Executive Compensation Plan. For fiscal 2000 the acknowledgments provided base salary for each of these executive officers as follows: Dennis H. Nelson $650,000, Scott M. Porter $375,000, James E. Shada $189,231, Gary L. Lalone $270,000, and Brett P. Milkie $184,000. For fiscal 2001 and 2000, the bonus amounts will be payable according to the 1999 Management Incentive Plan. (See "Report of the Compensation Committee.")

Bonuses are payable before April 15 of the year following the year to which they related and are contingent upon the employee being employed by the Company on the last day of the fiscal year for which the bonus was earned. For purposes of computing bonuses for all executive officers identified in the summary compensation table "profits" mean pre-tax and pre-bonus income, excluding income on cash investments, and after deducting any bonus advances.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

         The total amount owed to the Company by the Hirschfeld Family Trust is $735,000 ($600,000 principal plus $135,000 of accrued interest). The loans are repayable with interest at the rate of 5 percent per annum and are represented by Promissory Notes dated July 27, 1994, July 14, 1995 and July 16, 1996, and are secured pursuant to and in accordance with the terms of a collateral assignment dated July 27, 1994, pursuant to which Jeffrey L. Orr, as Trustee, has assigned and conveyed to the Company, as security for the loan, all of the Trust's right, title and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld. The 1996 loan completed the planned periodic premium payments due on that insurance policy, thus requiring no additional loans.

Stock Price Performance Graph
-----------------------------

          The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The graph below compares the cumulative total return on common shares of the Company for the last five fiscal years with the cumulative total return on the Russell 2000 Stock Index and a peer group of Retail Trade Stocks.


                          TOTAL RETURN TO STOCKHOLDERS
                      (ASSUMES $100 INVESTMENT ON 1/31/96)

                              [PERFORMANCE GRAPH]


--------------------------------------------------------------------------------------------------
Total Return Analysis
                             1/31/96    1/31/97     1/30/98    1/29/99     1/31/00      2/3/01
--------------------------------------------------------------------------------------------------
The Buckle,                 $ 100.00   $ 145.75    $ 350.32   $ 419.39    $ 245.95    $ 321.50
Inc.
--------------------------------------------------------------------------------------------------
Peer Group                  $ 100.00   $ 126.72    $ 249.34   $ 575.70    $ 588.71    $ 586.18

--------------------------------------------------------------------------------------------------
Russell 2000                $ 100.00   $ 117.15    $ 136.37   $ 135.46    $ 157.34    $ 159.01

--------------------------------------------------------------------------------------------------


Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from BRIDGE Information Systems, Inc.

Note: Braun's Fashions Corp., a member of the peer group, changed its name to Christopher & Banks Corp.

Percentage of close as of January 31, 1996, Dividends reinvested for companies where applicable

                                  OTHER MATTERS

          The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

                        PROPOSALS FOR 2002 ANNUAL MEETING

          Although the date for the Annual Stockholders' meeting to be held in 2002 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which shareholders proposals must be received by the Company in order to be included in next year's Proxy Statement. According to those rules, a shareholder's proposal should be received by the Company at its office in Kearney, Nebraska on or before December 28, 2001.

By Order of the Board of Directors


/s/ Kyle L. Hanson
-------------------------------------------
Kyle L. Hanson
Secretary

Kearney, Nebraska
April 26, 2001

                                                                       EXHIBIT A
                             AUDIT COMMITTEE CHARTER

This charter shall be reviewed, updated and approved annually by the Board of Directors.

Role and Independence
---------------------

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the Board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgement, and shall meet the director independence requirements for serving on Audit Committees as set forth in the corporate governance standards of the New York Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

Responsibilities
----------------

The Audit Committee's primary responsibilities include:

o Recommending to the Board the independent accountant to be selected or retained to audit the financial statements of the Company. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the Board any actions necessary to oversee the auditor's independence.

         o Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.
         o Providing guidance and oversight to the internal audit activities of the Company including reviewing the organization, plans and results of such activity.

o Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

o Reviewing with management and the independent auditor the quarterly financial information prior to the Company's filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

o Discussing with management, the internal auditors and the external auditors the quality and adequacy of the Company's internal controls.

o Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

o Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

                                THE BUCKLE, INC.
PROXY            2407 West 24th Street, Kearney, Nebraska 68845
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Daniel J. Hirschfeld and Dennis H. Nelson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of common stock of The Buckle, Inc. held of record by the undersigned on March 26, 2001 at the annual meeting of the shareholders to be held on May 31, 2001, or any adjournment thereof.
         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

1. ELECTION OF DIRECTORS

      [ ]FOR ALL NOMINEES LISTED              [ ]WITHHOLD AUTHORITY
         (except as marked to the contrary)      to vote for all nominees listed

         D. Hirschfeld, D. Nelson, K. Rhoads, R. Campbell, W. Orr, R. Tysdal, B. Fairfield, B. Hoberman, D. Roehr
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending February 2, 2002.

          [ ]FOR                    [ ]AGAINST                 [ ]ABSTAIN

3.   Proposal to approve an amendment to the 1997 Executive Stock Option Plan.

          [ ]FOR                    [ ]AGAINST                 [ ]ABSTAIN



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT AND FOR PROPOSALS 2 AND 3.

                                  DATED:                                  , 2001
                                        ----------------------------------

                                  ----------------------------------------------
                                                   Signature

                                  ----------------------------------------------
                                              Signature if held jointly

                                  Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.